Paulson Capital Corp. Reports Profit for Second Quarter 2009

PORTLAND, OR -- (Marketwire - August 12, 2009) - Paulson Capital Corp. (NASDAQ: PLCC), parent company of Paulson Investment Company, Inc., today reported a net profit for the six months ended June 30, 2009 of $1,041,918 (or $0.18 per share) versus a net loss of $6,958,622 (or ($1.16) per share) for the same period in 2008. Revenues for the six month period 2009 totaled $9,342,770 versus negative revenues of $1,029,691 for June 30, 2008.

Chester L.F. Paulson stated:

"The reduction in expenses made earlier in the year in response to the economic climate, coupled with the successful completion of a follow-on offering for ICOP Digital and an increase in our investment income account, helped the firm to profitability. We have added some new brokers and are working on several interesting investment banking projects. We remain cautiously optimistic for the remainder of the year."

Paulson Capital Corp. is the parent company of Paulson Investment Company, Inc. Located in Portland, Oregon, Paulson Investment Company is the Northwest's largest independent brokerage firm and a national leader in public offerings of small and emerging growth companies with capital needs of $5 million to $45 million. Founded by Chet Paulson in 1970, it has managed or underwritten more than 150 public offerings and has generated more than $1 billion for client companies.

This release may contain "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties. Actual results of achievements may be materially different from those expressed or implied. The Company's plan and objectives are based on judgments with respect to future conditions in the securities markets as well as general assumptions regarding the economy and competitive environment in the securities industry, which can be volatile and out of our control. In particular, we make assumptions about our ability to complete corporate finance transactions and increase the volume and size of our securities operations, which are difficult or impossible to predict accurately and often beyond the control of the Company. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

Contact:
Chester L.F. Paulson
503-243-6010